Exhibit 4.15

EXECUTION COPY

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into as December 23, 2009, among:

iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”); and

Tekventure Limited, a British Virgin Islands business company (“Tekventure”);

United Innovation (China) Limited, a British Virgin Islands business company (“UIL”);

LIU, Tianwen ( ) (PRC Passport# G02295104);

FENG, Yong ( ) (also known as Frank FENG) (PRC ID#110108196906281814);

the persons and entities set forth in the Schedule of Series A Shareholders attached as Schedule 2 as existing holders of Series A Preference Shares of the Company (the “Series A Holders”);

the entities set forth in the Schedule of Series B Shareholders attached as Schedule 3 as existing holders of Series B Preference Shares of the Company (the “Series B Holders”); and

the entities set forth in the Schedule of Note Holders attached as Schedule 4 as holders of the Convertible Notes (the “Note Holders”).

R E C I T A L S

A. The Company issued 95,286,195 of its Series A Preference Shares to the Series A Holders pursuant to the Series A Preference Shares Purchase Agreement (the “Series A Agreement”) and the Warrant Agreement (the “Series A Warrant Agreement”), both dated as of November 16, 2005. In connection with the Series A Agreement, the Series A Holders entered into a First Refusal and Co-Sale Agreement (the “Series A ROFR Agreement”) with the Company and the Corporate Founders, each dated as of even date with the Series A Agreement;

B. The Company issued 168,880,040 of its Series B Preference Shares to the Series B Holders pursuant to the Series B Preference Shares Purchase Agreement, by and among the Company and the Series B Holders and certain other Persons contained therein (the “Series B Agreement”) and the Warrant Agreement (the “Series B Warrant Agreement”), both dated as of March 13, 2007. In connection with the Series B Agreement, the Series B Holders entered into a First Amended and Restated Right of First Refusal and Co-Sale Agreement (the “First Amended and Restated ROFR Agreement”) with the Company, the Corporate Founders and the Series A Holders, dated as of even date with the Series B Agreement, which replaced the Series A ROFR Agreement in its entirety;

C. The Series A Holders have exercised all of their warrants with respect to the Series A Preference Shares pursuant to the Series A Warrant Agreement and Series B Holders have exercised all of their warrants with respect to the Series B Preference Shares pursuant to the Series B Warrant Agreement;

D. The Company, the Investors and certain other Persons have entered into a Convertible Note Purchase Agreement dated as of December 18, 2009 (the “Convertible Note Purchase Agreement”), pursuant to which the Note Holders have agreed to purchase the Convertible Notes;

E. One of the conditions to the consummation of the transactions contemplated by the Convertible Note Purchase Agreement is the execution and delivery of this Agreement intended to amend and restate the First Amended and Restated ROFR Agreement;

F. The Company, the Corporate Founders, the Series A Holders, the Series B Holders and the Note Holders wish to terminate and replace the First Amended and Restated ROFR Agreement in its entirety with the rights and obligations set forth in this Agreement; and

G. Unless otherwise stated, this Agreement shall take effect subject to and immediately following the Closing, from and as of the Closing Date (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1.	DEFINITIONS.

1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of an Investor, shall include (i) any Person who holds Preference Shares or Convertible Notes as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by such Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, no Investor shall be deemed to be an Affiliate of the Company or any of its direct or indirect Subsidiaries.

“Beijing WFOE” shall mean iSoftStone Information Technology (Group) Limited ( ), a limited liability company established under the law of the PRC.

“Board” shall mean the Board of Directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in the PRC or Hong Kong.

“Closing” shall have the meaning as defined in the Convertible Note Purchase Agreement.

“Closing Date” shall have the meaning as defined in the Convertible Note Purchase Agreement.

“Control”, with respect to any third party, shall have the meaning ascribed to it in Rule 405 under Securities Act, and shall be deemed to exist for any party (a) when such party holds at least twenty percent (20%) of the outstanding voting securities of such third party and no other party owns a greater number of outstanding voting securities of such third party, (b) has power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly on indirectly, whether through the ownership of voting securities, contract or otherwise, or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Conversion Shares” shall mean Ordinary Shares issued upon conversion of the Series A Preference Share, Series B Preference Shares or the Convertible Notes, as the case may be.

“Corporate Founders” shall mean Tekventure and UIL.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (including, in the case of the Company, Ordinary Shares, Series A Preference Shares and Series B Preference Shares) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interests (whether or not such derivative securities are issued by such Person) (including, in the case of the Company, the Notes).

“Fidelity” shall mean FIL Limited (“FIL”), a company incorporated in Bermuda.

“Fidelity Persons” shall mean (1) Fidelity and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (2) FMR LLC (“FMR”), a Delaware limited liability company, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (3) any director, officer, employee or shareholder of the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity (“Entities”) formed for his or any of their benefit from time to time (any or all of such individuals and Entities being the “Closely Related Shareholders”); (4) any Entity controlled by Closely Related Shareholders where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the Entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (5) any affiliate of any member of the FIL Group and/or the FMR Group (where “affiliate” means any Entity controlled by any combination of any Closely Related Shareholders and any member of the FIL Group and/or the FMR Group, and includes the officers, partners and directors of any affiliate); (6) any venture capital fund or other investment vehicle managed or operated by FIL Group and/or the FMR Group; and (7) any charitable organizations.

“Holders” shall mean, collectively, Series B Holders and Note Holders, and individually, any Series B Holder or Note Holder.

“Individual Founders” shall mean Tianwen LIU and Yong FENG with their respective notice address set in the Schedule of Founders attached as Schedule 1.

“Investment Securities” shall mean Series A Preference Shares, Series B Preference Shares, the Convertible Notes and the Conversion Shares.

“Investors” shall mean, collectively, Series A Holders, Series B Holders and Note Holders, and individually, any Series A Holder, Series B Holder or Note Holder.

“Investors’ Rights Agreement” shall mean the Second Amended and Restated Investors’ Rights Agreement among the Founders, the Series A Holders, the Series B Holders and the Note Holders and the Company dated December 23, 2009.

“IPO” shall mean the initial public offering of Ordinary Shares, whether a primary or secondary sale.

“Majority Note Holders” shall mean (i) where the aggregate Principal Amount of the Convertible Notes issued under the Convertible Note Purchase Agreement is US$30 million or more, the Note Holder(s) who hold(s) more than fifty percent (50%) of the aggregate principal amount of all of the Convertible Notes outstanding at the time of determination, or (ii) where the aggregate Principal Amount of the Convertible Notes issued under the Convertible Note Purchase Agreement is less than US$30 million, the Note Holder(s) who hold(s) more than sixty-six percent (66%) of the aggregate principal amount of all of the Convertible Notes outstanding at the time of determination.

“Ordinary Shares” shall mean ordinary shares of the Company, par value US$0.0001 per share, including (i) ordinary shares of the Company issued upon conversion of outstanding Preference Shares, and (ii) ordinary shares of the Company issued upon conversion of the Convertible Notes and any other outstanding convertible securities.

“Person” or “person” shall be construed as broadly as possible and shall include an individual, a partnership, a limited liability company, a company, an association, a trust, a joint venture on unincorporated organization and any government organization or authority.

“PRC” shall mean, for the purpose of this Agreement, the Peoples’ Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“Preference Shares” shall mean the Company’s Series A Preference Shares and the Series B Preference Shares collectively, along with any other class or series of preference shares issued by the Company in substitution or replacement therefor.

A Security Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Securities proposed to be transferred with respect to any Series A Holder, Series B Holder or Note Holder shall mean a fraction equal to (i) the total number of Ordinary Shares then held by such Series A Holder, Series B Holder or Note Holder (on an as converted basis), divided by (ii) the total number of Ordinary Shares held by the selling Security Holder plus the total number of Ordinary Shares then held by all Series B Holders and Note Holders exercising co-sale rights pursuant to Section 3 (on an as converted basis); provided that, for purpose of this calculation only, prior to the completion of an IPO, the total number of Ordinary Shares issuable upon conversion of all of the outstanding Convertible Notes shall be deemed to equal to 8% of all of the issued and outstanding Securities (on an as-converted basis) and the number of Ordinary Shares issuable upon conversion of a Convertible Note shall be calculated on a pro rata basis thereupon based on the outstanding principal amount of such Convertible Note on the date of determination. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of Preference Shares and Convertible Notes, as applicable, and assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

A Security Holder’s “Pro Rata ROFR Share” of a specified quantity of Securities proposed to be transferred shall mean a fraction equal to (i) the number of Ordinary Shares then held by such Security Holder (on an as converted basis where applicable), divided by (ii) the total number of Ordinary Shares then held by all Security Holders with the right of first of refusal with respect to the Securities to be transferred, on an as converted basis; provided that, for purpose of this calculation only, prior to the completion of an IPO, the total number of Ordinary Shares issuable upon conversion of all of the outstanding Convertible Notes shall be deemed to equal to 8% of all of the issued and outstanding Securities (on an as-converted basis) and the number of Ordinary Shares issuable upon conversion of a Convertible Note shall be calculated on a pro rata basis thereupon based on the outstanding principal amount of such Convertible Note on the date of determination. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of Preference Shares and Convertible Notes, and assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities.

“Securities” shall mean, collectively, all Preference Shares and Ordinary Shares and the Notes now owned or subsequently acquired by any Security Holder.

“Securities Act” shall mean the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

“Security Holder” shall mean each of the Founders, the Series A Holders, the Series B Holders and the Note Holders and their respective permitted assignees or successors.

“Series A Preference Shares” shall mean the Company’s series A preference shares, US$0.0001 par value per share.

“Series B Preference Shares” shall mean the Company’s series B preference shares, US$0.0001 par value per share.

“Shares” shall mean all Preference Shares and all Ordinary Shares and any other issued and outstanding shares of any class or series of the Company now owned or subsequently acquired by any Shareholder.

“Shareholder” shall mean each of the Founders, the Series A Holders, the Series B Holders, and their respective permitted assignees or successors.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest whose in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with US GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Transaction Agreements” shall mean this Agreement, the Convertible Note Purchase Agreement, and the Investors’ Rights Agreement.

“Transfer Joinder Agreement” shall mean the agreement in the form attached as Exhibit A which a Person is required to enter into with or in favor of all the parties pursuant to Sections 4.2 and 8.7.

“US GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

Capitalized terms used by, but not otherwise defined in, this Agreement shall have the meanings given them in the Convertible Note Purchase Agreement.

2.	RIGHT OF FIRST REFUSAL.

2.1. With Respect to Ordinary Shares and Series A Preference Shares Owned by Founders and Series A Holders:

(a) Security Holder Notice of Sale. If a Founder or a Series A Holder (the “Selling Security Holder”) proposes to sell or transfer any Ordinary Shares or Series A Preference Shares held by such Selling Security Holder (the “Security Holder Transfer Shares”), then the Selling Security Holder may not sell or transfer any such Security Holder Transfer Shares unless it complies with this Section 2.1, Section 3 and Section 4.2. The Selling Security Holder shall promptly give written notice (the “Security Holder Notice”) to the Company and to each of the other Security Holders (the “Non-Selling Security Holders”) describing in reasonable detail the proposed sale or transfer including, without limitation, the number of Security Holder Transfer Shares, the nature of such sale or transfer, the consideration to be paid, and the name and the address of each prospective purchaser or transferee.

(b) Notice of Purchase. Each of the Non-Selling Security Holders shall have thirty (30) days from the date of receipt of the Security Holder Notice to agree to purchase all or any part of the Non-Selling Security Holder’s Pro Rata ROFR Share of the Security Holder Transfer Shares for the price and upon the terms and conditions specified in the Security Holder Notice (or the actual terms of the proposed transfer, if more favorable to the proposed transferee), by giving written notice to the Selling Security Holder stating therein the number of Security Holder Transfer Shares to be purchased (the “Security Holder Transfer Exercise Amount”). A failure by the Non-Selling Security Holder to respond within such thirty (30) day period shall be deemed to constitute a decision by such Security Holder not to exercise its right to purchase all or any of the Security Holder Transfer Shares as provided herein. For the avoidance of doubt, each Non-Selling Security Holder may specify in its notice a Security Holder Transfer Exercise Amount higher or lower than its Pro Rata ROFR Share of the Security Holder Transfer Shares. The Security Holder Transfer Shares shall be allocated among each Non-Selling Security Holder exercising the right of first refusal (with rounding to avoid fractional shares) in proportion to its respective Pro Rata ROFR Share of the Security Holder Transfer Shares and on the same material terms and conditions as specified in the Security Holder Notice provided that in no event shall an amount greater than such Non-Selling Security Holder’s Security Holder Transfer Exercise Amount be allocated to such Non-Selling Security Holder.

(c) Excess Security Holder Transfer Shares. Any Security Holder Transfer Shares not yet allocated to the Non-Selling Security Holders after employing the procedures set out in Section 2.1(b) (“Excess Security Holder Transfer Shares”) shall be allocated, among all Non-Selling Security Holders exercising their right of first refusal whose Security Holder Transfer Exercise Amounts have not yet been satisfied, in proportion to each such Non-Selling Security Holder’s respective Security Holder Transfer Excess Pro Rata ROFR Share of the Excess Security Holder Transfer Shares (with rounding to avoid fractional shares) PROVIDED THAT in no event shall a Non-Selling Security Holder be required to purchase more Security Holder Transfer Shares pursuant to this Section 2.1(c) than the Security Holder Transfer Exercise Amount specified by such Non-Selling Security Holder in its reply notice delivered pursuant to Section 2.1(b). The procedures set out in this Section 2.1(c) shall be repeatedly employed until the Security Holder Transfer Exercise Amounts of all Non-Selling Security Holder exercising their right of first refusal shall have been satisfied or until the total number of the Security Holder Transfer Shares shall have been fully allocated to the Non-Selling Security Holders exercising their right of first refusal after employing the procedures set out herein, whichever to occur first.

(d) Security Holder Transfer Excess Pro Rata ROFR Share. A “Security Holder Transfer Excess Pro Rata ROFR Share” of a Non-Selling Security Holder exercising its right of first refusal equals a fraction, the numerator of which shall be such Non-Selling Security Holders’ Pro Rata ROFR Share and the denominator of which shall be the sum of the Pro Rata ROFR Shares of all Non-Selling Security Holders exercising their right of first refusal whose Security Holder Transfer Exercise Amounts have not yet been satisfied after employing the procedures set out herein.

(e) Closing. The closing of any purchase of Security Holder Transfer Shares by the Non-Selling Security Holders shall be held at the principal office of the Company at 11:00 a.m. on the 45th day after the giving of the Security Holder Notice or at such other time and place as the parties to the transaction may agree. The said period shall be extended if necessary to obtain any governmental approvals required for such purchase and payment. At such closing, the Selling Security Holder shall deliver certificates representing the Security Holder Transfer Shares, accompanied by duly executed instruments of transfer (in the name of the Non-Selling Security Holders or their designated respective Affiliates). Such Security Holder Transfer Shares shall be free and clear of any encumbrance, and the Selling Security Holder shall be deemed to so represent and warrant and shall further be deemed to represent and warrant that it is the beneficial and registered owner of such Security Holder Transfer Shares. Each Non-Selling Security Holder purchasing Security Holder Transfer Shares shall deliver at such closing (or on such later date or dates as may be provided in the Security Holder Notice with respect to payment of consideration by the proposed transferee) payment in full of the purchase price. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Security Holder Transfer Shares to the Non-Selling Security Holders. Any stamp duty or transfer taxes or fees payable on the transfer of any Security Holder Transfer Shares shall be borne and paid equally by the Selling Security Holder and the relevant Non-Selling Security Holders.

(f) Non-Exercise. Subject to the provisions of Section 3, in the event the Non-Selling Security Holder(s) fail to agree to purchase all of the Security Holder Transfer Shares within the respective periods given above, the Selling Security Holder shall have ninety (90) days from the date of delivery of the Security Holder Notice to the Company and each of the Non-Selling Security Holders to sell the Security Holder Transfer Shares not so purchased at the price and upon terms and conditions no more favorable to the transferee than specified in the original Security Holder Notice. In the event that the Selling Security Holder has not sold the Security Holder Transfer Shares within this ninety (90) day period, the Selling Security Holder shall not thereafter sell any Securities without first offering such shares to the Non-Selling Security Holders in the manner provided in Section 2.1(a) above.

2.2. Right of First Refusal With Respect to Series B Preference Shares Owned by Series B Holders and Convertible Notes owned by Note Holders.

(a) Holder Notice of Sale. If any Holder (the “Selling Holder”) proposes to sell or transfer any Series B Preference Shares or Convertible Notes held by such Holder (the “Holder Transfer Securities”), then the Selling Holder may not sell or transfer any such Holder Transfer Securities unless it complies with this Section 2.2, Section 3 and Section 4.2. The Selling Holder shall promptly give written notice (the “Holder Transfer Notice”) to the Company and the Series A Holders and the other Holders (together the “Non-Selling Holders”), describing in reasonable detail the proposed sale or transfer including, without limitation, the amount of Holder Transfer Securities, the nature of such sale or transfer, the consideration to be paid, and the name and the address of each prospective purchaser or transferee.

(b) Reply Notice. Each Non-Selling Holder who wishes to purchase Holder Transfer Securities (an “Exercising Holder”) shall have thirty (30) days from the date of receipt of the Holder Transfer Notice to provide the Selling Holder and the Company with a written notice (a “Reply Notice”) specifying the maximum amount of any Holder Transfer Securities which it irrevocably commits to purchase (the “Exercise Amount”). A failure by such Non-Selling Holder to respond within such thirty (30) day period shall be deemed to constitute a decision by such Non-Selling Holder not to exercise its right to purchase all or any of the Holder Transfer Securities as provided herein. For the avoidance of doubt, each Exercising Holder may specify in its Reply Notice an Exercise Amount higher or lower than its Proportionate Amount (as defined below in 2.2(d)). The Holder Transfer Securities shall be allocated among each Exercising Holder (with rounding to avoid fractional shares) in proportion to its respective Proportionate Amount and on the same material terms and conditions as specified in the Holder Transfer Notice provided that in no event shall an amount greater than such Exercising Holder’s Exercise Amount be allocated to such Exercising Holder.

(c) Excess Holder Transfer Securities. Any Holder Transfer Securities not yet allocated to the Exercising Holders after employing the procedures set out in Section 2.2(b) (“Excess Holder Transfer Securities”) shall be allocated, among all such Exercising Holders whose Exercise Amounts have not yet been satisfied, in proportion to each such Exercising Holder’s respective Excess Proportionate Amount (with rounding to avoid fractional shares) PROVIDED THAT in no event shall an Exercising Holder be required to purchase more Holder Transfer Securities pursuant to this Section 2.2(c) than the Exercise Amount specified by such Exercising Holder in its Reply Notice. The procedures set out in this Section 2.2(c) shall be repeatedly employed until the Exercise Amounts of all such Exercising Holders shall have been satisfied or until the total number of the Holder Transfer Securities shall have been fully allocated to the Exercising Holders after employing the procedures set out herein, whichever to occur first.

(d) Proportionate Amount. An Exercising Holder’s “Proportionate Amount” is equal to the product obtainable by multiplying (x) the total amount of Holder Transfer Securities, by (y) such Exercising Holder’s Proportionate Share. An Exercising Holder’s “Proportionate Share” shall be a fraction equal to (i) the total number of Ordinary Shares then held by such Exercising Holder (on an as converted basis) on the date of the Holder Transfer Notice, divided by (ii) the total number of Ordinary Shares held by all Series A Holders and the Holders with the right of first refusal with respect to the Holder Transfer Securities on the date of the Holder Transfer Notice, on an as converted basis; provided that, for purpose of this calculation only, prior to the completion of an IPO, the total number of Ordinary Shares issuable upon conversion of all of the outstanding Convertible Notes shall be deemed to equal to 8% of all of the outstanding Securities and the number of Ordinary Shares issuable upon conversion of a Convertible Note shall be calculated on a pro rata basis based on the principal amount. As used in this definition, the phrase “on an as converted basis” shall mean assuming conversion of all Series B Preference Shares and Convertible Notes but not assuming exercise or conversion of Series A Preference Shares, any other outstanding option, warrants, or other convertible securities.

(e) Excess Proportionate Amount. An Exercising Holder’s “Excess Proportionate Amount” is equal to the product obtainable by multiplying (x) the total number of Excess Holder Transfer Securities, by (y) a fraction, the numerator of which shall be such Exercising Holder’s Proportionate Share and the denominator of which shall be the sum of the Proportionate Shares of all Exercising Holders exercising their right of first refusal with respect to the Holder Transfer Securities whose Exercise Amounts have not yet been satisfied after employing the procedures set out herein.

(f) Second Holder Transfer Notice. In the event the Non-Selling Holders fail to agree to purchase all of the Holder Transfer Securities within the respective period given above, the Selling Holder shall then promptly give written notice (the “Second Holder Transfer Notice”) to each of the Founders, with a copy to the Company, setting forth the amount of Holder Transfer Securities the Non-Selling Holders have elected not to purchase pursuant to their right of first refusal. Within ten (10) days following receipt of such Second Holder Transfer Notice, each such Founder (the “Exercising Founder”) shall deliver a written notice to the Selling Holder, with a copy to the Company, setting forth its acceptance of the offer to purchase the remainder of the Holder Transfer Securities on a pro-rata basis; provided, however, that all such Holder Transfer Securities purchased by any Exercising Founder that are Series B Preference Shares shall be converted into Ordinary Shares immediately prior to the transfer to the Exercising Founder. For the purposes of this Section 2.2(f), when calculating the “pro rata” portion that a Exercising Founder may purchase from the Selling Holder if the Non-Selling Holders elect not to exercise their right of first refusal in full, “pro rata” shall mean the number of Ordinary Shares held by the Exercising Founder as a percentage of the total number of the Ordinary Shares held by all Founders.

(g) Closing. The closing of any purchase of Holder Transfer Securities by the Exercising Holders and the Exercising Founders shall be held at the principal office of the Company at 11:00 a.m. on the 45th day after the giving of the Holder Transfer Notice or at such other time and place as the parties to the transaction may agree. The said period shall be extended if necessary to obtain any governmental approvals required for such purchase and payment. At such closing, the Selling Holder shall deliver certificates representing the Holder Transfer Securities, accompanied by duly executed instruments of transfer (in the name of the Exercising Holders or the Exercising Founders or their designated respective Affiliates). Such Holder Transfer Securities shall be free and clear of any encumbrance, and the Selling Holder shall be deemed to so represent and warrant and shall further be deemed to represent and warrant that it is the beneficial and registered owner of such Holder Transfer Securities. Each Exercising Holder or Exercising Founder purchasing Holder Transfer Securities shall deliver at such closing (or on such later date or dates as may be provided in the Holder Notice with respect to payment of consideration by the proposed transferee) payment of the purchase price in full. At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Holder Transfer Securities to the Exercising Holders or the Exercising Founders. Any stamp duty or transfer taxes or fees payable on the transfer of any Holder Transfer Securities shall be borne and paid equally by the Selling Holder, on the one hand, and the relevant Exercising Holders and the Exercising Founders, on the other hand.

(h) Subject to the provisions of Section 3, in the event the Non-Selling Holders and/or the Founders fail to agree to purchase all of the Holder Transfer Securities within the respective periods given above, the Selling Holder shall have ninety (90) days from the date of delivery of the Holder Transfer Notice to sell the Holder Transfer Securities not so purchased at the price and upon terms and conditions no more favorable to the transferee than specified in the original Holder Transfer Notice. In the event that the Selling Holder has not sold the Holder Transfer Securities within this ninety (90) day period, the Selling Holder shall not thereafter sell any Securities without first offering such shares to the Non-Selling Holders and Founders in the manner provided in this Section 2.2 above.

3.	CERTAIN INVESTORS’ CO-SALE RIGHT.

3.1. Co-Sale Right.

(a) Notwithstanding Section 2.1 and 2.2, in the event the Non-Selling Security Holder(s) or the Non-Selling Holder(s) fail to agree to purchase all of the Security Holder Transfer Shares or Holder Transfer Securities, as applicable, within the respective periods provided for in Section 2.1 or Section 2.2, as applicable, and the Selling Security Holder or the Selling Holder, as applicable, will sell the Security Holder Transfer Shares or Holder Transfer Securities, as applicable, not so purchased to a third party, the Selling Security Holder or Selling Holder, as applicable, shall promptly (and in no event later than forty-five (45) days prior to the expiration of the ninety-day period described in Section 2.1(f) or Section 2.2(h), as applicable) give written notice (the “Co-Sale Notice”) to the Company and to each of the other Security Holders or Holders, as applicable, describing in reasonable detail the final terms of the proposed sale or transfer including, without limitation, the amount of Security Holder Transfer Shares or Holder Transfer Securities, as applicable, the nature of such sale or transfer, the final consideration to be paid, and the name and the address of each final purchaser or transferee.

(b) Notwithstanding Sections 2.1 and 2.2, each Series A Holder, Series B Holder or Note Holder shall have the right, exercisable upon written notice to the Selling Security Holder or Selling Holder, as applicable, with a copy to the Company, within thirty (30) days after receipt of the applicable Co-Sale Notice, to participate in the sale of any Security Holder Transfer Shares or any Holder Transfer Securities that the Non-Selling Security Holders and the Non-Selling Holders, as applicable, have not agreed to purchase pursuant to Section 2.1 or Section 2.2, as applicable, on the same terms and conditions indicated in the applicable Co-Sale Notice. A failure by the Series B Holder, Series A Holder or Note Holder to respond within such thirty (30) day period pursuant to this Section 3.1(b) shall be deemed to constitute a decision by such Series B Holder, Series A Holder or Note Holder not to exercise its right of co-sale as provided herein. To the extent one or more of the Series B Holder, Series A Holder or Note Holder exercise such right of participation in accordance with the terms and conditions set forth below, the amount of Security Holder Transfer Shares or the Holder Transfer Securities that the Selling Security Holder or the Selling Holder, as applicable, may sell in the transaction shall be correspondingly reduced.

(c) The foregoing co-sale right of each Series B Holder shall be subject to the following terms and conditions:

(i) Each Series B Holder may sell all or any part of its Pro Rata Co-Sale Share of Security Holder Transfer Shares or its Pro Rata Co-Sale Share of Holder Transfer Securities, as applicable.

(ii) Each Series B Holder shall effect its participation in the sale by promptly delivering to the Selling Security Holder or the Selling Holder, as applicable, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Securities to be sold and a transfer form signed by the Series B Holder, which indicates:

(A) the type and number of Securities which such Series B Holder elects to sell;

(B) that number of Preference Shares which is at such time convertible into the number of Ordinary Shares that such Series B Holder elects to sell; or

(C) any combination of the foregoing.

(d) The foregoing co-sale right of each Series A Holder shall be subject to the following terms and conditions:

(i) Each Series A Holder may sell all or any part of its Pro Rata Co-Sale Share of Security Holder Transfer Shares or its Pro Rata Co-Sale Share of Holder Transfer Securities, as applicable.

(ii) Each Series A Holder shall effect its participation in the sale by promptly delivering to the Selling Security Holder or the Selling Holder, as applicable, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Securities to be sold and a transfer form signed by the Series A Holder, which indicates:

(A) the type and number of Securities which such Series A Holder elects to sell;

(B) that number of Preference Shares which is at such time convertible into the number of Ordinary Shares that such Series A Holder elects to sell; or

(C) any combination of the foregoing.

(e) The foregoing co-sale right of each Note Holder shall be subject to the following terms and conditions:

(i) Each Note Holder may sell all or any part of its Pro Rata Co-Sale Share of Security Holder Transfer Shares or its Pro Rata Co-Sale Share of Holder Transfer Securities, as applicable.

(ii) Each Note Holder shall effect its participation in the sale by promptly delivering to the Selling Security Holder, with a copy to the Company, for transfer to the prospective purchaser such a principal amount of the Convertible Note that assumes a conversion price that is based on a post-money equity valuation of the Company equal to US$30 million divided by 8%.

(f) Notwithstanding the foregoing, if the prospective purchaser objects to the delivery of Series A Preference Shares or Series B Preference Shares in lieu of Ordinary Shares, such Series A Holder or Series B Holder shall convert such Series A Preference Shares or Series B Preference Shares at the conversion price applicable to the Series A Preference Shares or Series B Preference Shares, into Ordinary Shares and deliver the Ordinary Shares issued upon such conversion to the purchaser as provided in this Section 3. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

3.2. Procedure at Closing. The share certificates or notes that such Security Holder delivers to the Selling Security Holder or the Selling Holder pursuant to Section 3.1(c)(ii), Section 3.1(d)(ii) or Section 3.1(e)(ii), as the case may be, shall be transferred to the prospective purchaser simultaneously with the consummation of the sale of the correspondingly reduced amount of the sale of the Security Holder Transfer Shares or the Holder Transfer Securities, as applicable, pursuant to the terms and conditions specified in the applicable Security Holder Notice or Holder Transfer Notice (or the actual terms of the proposed transfer, if more favorable to the Security Holder), and the Selling Security Holder or the Selling Holder, as applicable, shall concurrently therewith remit to such Security Holder that portion of the sale proceeds to which such Security Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Security Holder exercising its rights of co-sale hereunder, the Selling Security Holder and the Selling Holder shall not sell to such prospective purchaser or purchasers any Security Holder Transfer Shares or any Holder Transfer Securities, unless and until, simultaneously with such sales, the Selling Security Holder or the Selling Holder shall purchase such shares or other securities from such Security Holder. In selling their Securities pursuant to their co-sale right hereunder, the Security Holders shall not be required to give any representations or warranties with respect to their Securities to be sold except to confirm their good title over the Securities.

3.3. Company IPO. Notwithstanding anything to the contrary herein, the parties hereto agree that in the event that any Shareholder shall be permitted to sell any Shares at the Company’s IPO, such Shareholder, the Company and the Note Holders that then qualifies as a Major Investor (as defined in the Investors’ Rights Agreement) shall discuss and agree, with the consultation of the applicable underwriter(s) of the IPO, the allocation of the Shares and/or Conversion Shares to be sold by the Shareholder and the Note Holders in the IPO. For the avoidance of doubt, if the only Shares offered for sale at the IPO are for the account of the Company and no Shareholder may sell any Shares at the IPO, then the Company shall not be obligated to allocate any portion of such Shares to any Shareholder or Note Holder solely by reason of this Section 3.3.

4.	TRANSFER RESTRICTION AND EXEMPT TRANSFERS.

4.1. No Share Transfers.

(a) Except as specifically provided in Section 4.1(b), Section 4.2(ii), 4.2(iv) and 4.2 (vi), notwithstanding any provision to the contrary in any Transaction Agreement, no Founder shall, nor shall it enter into any arrangement to, transfer, assign, mortgage or charge or pledge any securities or shares it owns or come to own directly or indirectly, as record shareholders or beneficial owners of the securities or shares in Tekventure or UIL (such securities or shares of Tekventure or UIL, the “Corporate Founder Securities”), without the prior written consent of the Series A Holders holding at least a majority of the outstanding Series A Preference Shares and the prior written consent of the Series B Holders holding at least a majority of the outstanding Series B Preference Shares and the prior written consent of the Majority Note Holders, voting as separate classes. Each Corporate Founder shall not enter into any arrangement to issue and shall not issue any new securities of the Corporate Founder or options therefor of any kind to any person for any reason in any form, and except as exempted under Section 4.1(b) below, give effect to any changes to its shareholding or its share capital in anyway without the prior written consent of the Series A Holders holding at least a majority of the outstanding Series A Preference Shares and the prior written consent of the Series B Holders holding at least a majority of the outstanding Series B Preference Shares and the prior written consent of the Majority Note Holders, voting as separate classes. In addition, except as specifically provided in Section 4.1(b), Section 4.2(ii), 4.2(iv) and 4.2(vi) below, each of the Individual Founders shall procure all direct or indirect, current and future shareholders of the respective Corporate Founders not to transfer any Corporate Founder Securities owned by them without the prior written consent of the Series A Holders holding at least a majority of the outstanding Series A Preference Shares and the prior written consent of the Series B Holders holding at least a majority of the outstanding Series B Preference Shares and the prior written consent of the Majority Note Holders, voting as separate classes. No Corporate Founder shall give effect to transfer of Corporate Founder Securities by its shareholders/members made in violation of this Section 4.1. Except as exempted under Section 4.2, in the event the Investors consent to any proposed transfer of Corporate Founder Securities by a Founder in accordance with terms of this Agreement, such transfer shall be subject to the right of first-refusal and right of co-sale set forth in this Agreement. In the event of any transfers of any Corporate Founder Securities in violation of this Section 4.1, the Company shall have the right to repurchase up to all of the Securities of the Company owned by the applicable Corporate Founder at par value.

(b) Any transfer by any natural Person of any issued and outstanding shares (or any record or direct or indirect beneficial ownership) in a Corporate Founder shall be exempt from the consent requirements set forth in the Subsection 4.1(a) (but will remain subject to the right of first refusal and co-sale rights of the Security Holders in this Agreement) so long as the transfer is (i) to a legal representative of such transferor upon death of such transferor or after such transferor becomes incapacitated; (ii) by will, intestacy laws or the laws of descent or survivorship; or (iii) pursuant to a court order upon the termination of a marital relationship of such transferor.

4.2. Permitted Transfers. None of the restrictions and/or requirements contained in Section 2 or Section 3 in this Agreement with respect to the Securities shall apply to (i) any transfer of Securities by any Security Holder to its Affiliates, its fund manager, any person controlled by its fund manager, or to its general partner, and in case of Fidelity, transfers of its Securities to any Fidelity Persons or charitable organization, (ii) to the parents, children or spouse, siblings or to trusts for the benefit of such persons, of such Individual Founders or employees for bona fide estate planning purposes with the prior approval of the Board, which shall not be unreasonably withheld, (iii) any transfer of Securities from Tekventure or UIL to the Company at the repurchase price as set forth in the Ordinary Shares Purchase Agreements pursuant to the terms of the Ordinary Shares Purchase Agreements, (iv) other sale or transfer of Securities to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship and (v) any sale or transfer of Securities by and between employees and/or by and between Founders and an employee, subject to the approval of the board of Directors ; PROVIDED, HOWEVER that in the case of any such transfer described herein (any such transfer shall be referred to hereinafter as a “Permitted Transfer” and any such transferee being referred to as a “Permitted Transferee”), each Permitted Transferee shall have executed and delivered to the Company and the other Security Holders a Transfer Joinder Agreement (if such Permitted Transferee is not already a party) as a condition precedent to any such Permitted Transfer or acquisition of the Securities. Each Security Holder hereby waives its right of first refusal, co-sale rights and any other pre-emption rights, if any, in respect of all Permitted Transfers. For the avoidance of doubt, the requirement for the consents of the Investors contained in Section 4.1(a) shall apply to the Permitted Transfers described in this Section 4.2(iii), 4.2(v), for which such consent shall not be unreasonably withheld.

5.	PROHIBITED TRANSFER.

5.1. Prohibited Transfer. In the event any party should sell any Securities in disregard or contravention of the co-sale rights under this Agreement (a “Prohibited Transfer”), the other parties (each a “Non-Transferring Party”), in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such selling party (the “Transferring Party”) shall be bound by the applicable provisions of such option.

5.2. Put Right. Without prejudice to any other rights and remedies available to any Non-Transferring Party, in the event of a Prohibited Transfer, each of the Non-Transferring Parties shall have the right to sell to the Transferring Party the type and number of Securities equal to the number of Securities such Non-Transferring Party would have been entitled to transfer to the purchaser under Section 3.1(c)(i) hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the Securities are to be sold to the Transferring Party shall be equal to the price per share paid by the purchaser to the Transferring Party in the Prohibited Transfer. The Transferring Party shall also reimburse each Non-Transferring Party for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Non-Transferring Party’s rights under Section 3 and Section 5.

(ii) Each Non-Transferring Party shall, if exercising the option created hereby, deliver to the Transferring Party within ninety (90) days after the later of the dates on which such Non-Transferring Party (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Securities to be transferred by such Non-Transferring Party.

(iii) The Transferring Party shall, promptly upon receipt of the notice described in subsection 5.2(ii) above from the Non-Transferring Party(ies) exercising the option created hereby, pay to each such Non-Transferring Party the aggregate purchase price for the Securities to be sold by such Non-Transferring Party, and the amount of reimbursable fees and expenses, as specified in subparagraph 5.2(i), in cash or by other means acceptable to such Non-Transferring Party.

(iv) Upon receipt of full payment of the amount due from the Transferring Party, such Non-Transferring Party shall deliver to the Transferring Party the Convertible Notes, certificate or certificates representing Securities to be sold, together with a transfer form signed by such Non-Transferring Party.

5.3. Notwithstanding the foregoing, any attempt to transfer Securities in violation of Section 2, 3 or 4 hereof shall be void, and the Company undertakes it will not effect such a transfer nor will treat any alleged transferee as the holder of such Securities without the prior written consent of (i) the Series A Holders holding at least a majority of the Series A Preference Shares, (ii) the Series B Holders holding at least a majority of the Series B Preference Shares, (iii) the Majority Note Holders, and (iv) the Founders holding at least a majority of the Ordinary Shares, voting as separate classes.

6.	LEGEND.

6.1. Endorsement of Share Certificates. Each certificate now or hereafter owned by or issued to any person shall be endorsed with the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OF THE UNITED STATES OF AMERICA. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN TERMS, CONDITIONS AND RESTRICTIONS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND BETWEEN THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER SHAREHOLDERS OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.2. Enforcement. Each Security Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 6.1 above to enforce the provisions of this Agreement and the Company agrees to do so promptly. The legend shall be removed upon termination of this Agreement.

7.	UNDERTAKINGS OF CERTAIN SHAREHOLDERS

Each of the Individual Founders jointly and severally guarantees to the Investors the due and timely performance by each of the Corporate Founders of its obligations set out in this Agreement. In the event a Corporate Founder fails to comply with any of its obligations under this Agreement, each of the Individual Founders undertakes to procure the prompt compliance by such Corporate Founder of such obligations and indemnify the Investors on demand from and against all or any losses, reasonable costs, expenses, damages, claims and liabilities suffered or incurred by the Investors arising or resulting from or in connection with such failure of a Corporate Founder to comply with any of its obligations under this Agreement.

8.	MISCELLANEOUS.

8.1. Termination of Rights. The right of first refusal and the co-sale rights provided herein shall terminate upon the closing of an IPO or a Company Sale.

8.2. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below upon successful transmission report being generated by the sender’s machine; or (c) three(3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To a Founder:

International Software Plaza, Bldg 9
Zhongguancun Software Park, No.8, West
Dongbeiwang Road, Haidian District, Beijing	The addresses set next to each Founder on
100094, China	Schedule 1 (Schedule of Founders)
Fax Number: +8610-58749002
Tel. Number: +8610-58749000

Attn: Tianwen Liu

To a Series A Holder:	To a Series B Holder:

To the respective addresses set forth on	The addresses set next to each Series B
Schedule 2 (Schedule of Series A Holders)	Holder on Schedule 3 (Schedule of Series B Holders)

To a Note Holder:

To the respective addresses set forth on Schedule 4 (Schedule of Note Holders)

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.1 by giving the other party written notice of the new address in the manner set forth above.

8.3. Entire Agreement; Conflicts; Termination of First Amended and Restated ROFR Agreement. This Agreement, together with all the exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. In the event of any conflicts with the Memorandum and Articles of Association, the provisions of this Agreement shall prevail. Upon the effectiveness of this Agreement, the First Amended and Restated ROFR Agreement shall terminate and be of no further force and effect and the parties thereto expressly waive all claims thereunder.

8.4. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

8.5. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

8.6. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

8.7. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as expressly stated otherwise, the rights of the Investors set forth in this Agreement are fully assignable to any person acquiring Investment Securities; provided, however that the Company is given written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.7, and agree to abide by this Agreement by executing a Transfer Joinder Agreement.

8.8. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

8.10. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number or percentage of the Preference Shares or Ordinary Shares, then, upon the occurrence of any share subdivision, share split, combination, reclassification, merger, consolidation, reorganization, recapitalization or share dividend of such securities, as applicable, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of share by such event.

8.11. Dispute Resolution.

(a) Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties, then each party that is a company shall nominate one authorized senior officer as its representative. The parties or their representatives, as the case may be, shall, within thirty (30) days of a written request by any party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the dispute cannot be resolved by such senior officers in such meeting, the parties agree that they shall, if requested in writing by any party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than formal arbitration. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, any party may begin formal arbitration proceedings to be conducted in accordance with subsection (b) below. This procedure shall be a prerequisite before taking any additional action hereunder.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The appointing authority shall be HKIAC. The language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the UNCITRAL Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against any party unless such award both (i) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (ii) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of such party or its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.12. Language. This Agreement and all other Transaction Agreement are entered into in English only. Any Chinese translation of the Transaction Agreements is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof. Each party to this Agreement acknowledges that it has consulted with legal counsel with respect to the English version of this Agreement and that it fully understands its terms.

8.13. Amendment of Rights. Any provision of this Agreement may be amended (either generally or in a particular instance and either retroactively or prospectively) only with the written consents of each of the Company, the Corporate Founders representing more than fifty percent (50%) of the Ordinary Shares, the Series A Holders representing more than fifty percent (50%) of the Series A Preference Shares, Series B Holders representing more than fifty percent (50%) of the Series B Preference Shares, and the Majority Note Holders.

8.14. Effective Date. This Agreement shall become automatically effective immediately following the Closing, from and as of the date of the Closing.

8.15. Investor’s Rights. Any rights of an Investor under this Agreement may, without prejudice to the rights of such party to exercise any such rights, be exercised by any fund manager of such party or its nominees (a “Fund Manager”), unless the party has (a) given notice to the other parties that any such rights cannot be exercised by such Fund Manager; and (b) not given notice to the other parties that such notice which is given under this Section 8.15 has been revoked.

8.16. Additional Investor Joinder Agreement. With respect to the issuance of the Convertible Notes to one or more Additional Investors (as defined in the Convertible Note Purchase Agreement) as set forth under Section 3.2 of the Convertible Note Purchase Agreement, each such Additional Investor shall have executed and delivered to the Company and the other Investors an Additional Investor Joinder Agreement in the form attached as Exhibit B agreeing to be bound by the terms and conditions of this Agreement as a condition precedent to the effectiveness of such issuance of the Convertible Notes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Right of First Refusal and Co-Sale Agreement as of the day and year herein above first written.

COMPANY

iSoftStone Holdings Limited

By	/s/ Tianwen Liu
Print Name:
Title:

FOUNDERS:

TEKVENTURE LIMITED		UNITED INNOVATION (CHINA) LIMITED

By	/s/ Tianwen Liu	By	/s/ Yong Feng
Print Name:		Print Name:
Title:		Title:

/s/ Tianwen Liu		/s/ Yong Feng
LIU, Tianwen ( ), as an individual		FENG, Yong ( ) (also known as Frank FENG), as an individual

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SERIES A HOLDERS:

AsiaVest Opportunities Fund IV		Infotech Ventures Cayman Company

By	/s/ T. J. Huang	By	/s/ Ning Zhou
Print Name: T. J. Huang		Print Name:
Title: Managing Director		Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

SERIES B HOLDERS:

FIDELITY ASIA VENTURES FUND L.P.		FIDELITY ASIA PRINCIPALS FUND L.P.
By: Fidelity Asia Partners, L.P., its General Partner		By: Fidelity Asia Partners, L.P., its General Partner
By: FIL Asia Ventures Limited, its General Partner		By: FIL Asia Ventures Limited, its General Partner

By:	/s/ Neal Turchiaro	By:	/s/ Neal Turchiaro
Name:	Neal Turchiaro	Name:	Neal Turchiaro
Title:	Director	Title:	Director

AsiaVest Opportunities Fund IV
MITSUI VENTURES GLOBAL FUND
By MVC Corporation as its general partner

By	/s/ Katsuhiko Oizumi	By	/s/ T.J. Huang
Print Name: Katsuhiko Oizumi		Print Name: T.J. Huang
Title: President & CEO		Title: Managing Director

Infotech Pacific Ventures, L.P.

By	/s/ Ning Zhou
Print Name:
Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

NOTE HOLDERS:

CSOF TECHNOLOGY INVESTMENT LIMITED		SEABRIGHT CHINA SPECIAL OPPORTUNITIES FUND II, LP

By:	/s/ Kiril IP	By:	/s/ Ying Pan
Name:	Kiril IP	Name:	Ying Pan
Title:	Authorized Signatory	Title:	Managing Principal

FIL LIMITED		MITSUI VENTURES GLOBAL FUND
By MVC Corporation as its general partner

By:	/s/ David Saul	By	/s/ Katsuhiko Oizumi
Name:		Name:	Katsuhiko Oizumi
Title:		Title:	President & CEO

ASIAVEST OPPORTUNITIES FUND IV		INFOTECH PACIFIC VENTURES, L.P.

By	/s/ T. J. Huang	By	/s/ Ning Zhou
Name:	T. J. Huang	Name:
Title:	Managing Director	Title:

SIGNATURE PAGE TO iSOFTSTONE HOLDINGS LIMITED

SECOND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT A

TRANSFER JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 23, 2009 (the “Agreement”) by and among iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”) and certain of its shareholders and in consideration of the Securities subscribed for by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [[number] [Preference/Ordinary] shares of the Company (the “Shares”)] [US$[            ] principal amount of the Convertible Notes (the “Notes” and collectively with the Shares, the “Securities”)] from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Securities acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a [Founder thereunder(if transferor is a Founder)]/[Series A Holder/Series B Holder/Note Holder thereunder (if transferor is a Series A Holder/Series B Holder/Note Holder].

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this      day of                     ,         .

TRANSFEREE:

By:
Name:
Title:

Address:
Fax:

Accepted and Agreed:

iSOFTSTONE HOLDINGS LIMITED

By:
Name:
Title:

EXHIBIT B

ADDITIONAL INVESTOR JOINDER AGREEMENT

JOINDER AGREEMENT (this “Joinder Agreement”) made as of the [—] day of [—]

BETWEEN:

(1)	iSoftStone Holdings Limited, a Cayman Islands exempted company (the “Company”); and

(2)	[—] (the “New Note Holder”).

RECITALS:

(A)	On the 23th day of December 2009, the Company and its Security Holders entered into that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”). Pursuant to the ROFR Agreement, the New Note Holder to whom the Company wishes to issue up to $[—] million principal amount of the Convertible Notes shall agree to be bound by and subject to the terms and conditions of the ROFR Agreement pursuant to this Joinder Agreement.

(B)	The New Note Holder wishes to be issued to it a Convertible Note (the “Note”) in the principal amount US$ .

(C)	The Company enters this Agreement on behalf of itself and as agent for all the Security Holders.

NOW THIS AGREEMENT WITNESSES as follows:

1.	Interpretation. In this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the ROFR Agreement.

2.	Covenant. The New Note Holder hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the ROFR Agreement, and to the Company itself to adhere to and be bound by and subject to all the duties, burdens and obligations of a Note Holder holding the Convertible Notes imposed pursuant to the provisions of the ROFR Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the New Note Holder had been an original party to the ROFR Agreement.

3.	Enforceability. Each Security Holder and the Company shall be entitled to enforce the ROFR Agreement against the New Note Holder. The New Note Holder shall be entitled to all rights and benefits of the Note Holders under the ROFR Agreement in each case as if the New Note Holder had been an original party to the ROFR Agreement.

4.	Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of New York, without regards to conflicts of law principles.

5.	Notice. Any notice required or permitted by the ROFR Agreement shall be given to the New Note Holder at the address listed beside the New Note Holder’s signature below.

IN WITNESS WHEREOF, this Agreement has been executed on the date first above written.

iSOFTSTONE HOLDINGS LIMITED

By:
Name:
Title:

[NEW NOTE HOLDER]

By:
Name:
Title:
Address:
Fax:

Schedule 1

Schedule of Founders

Names of Corporate Founders	Address for Notices
Tekventure Limited	International Software Plaza, Bldg 9 Zhongguancun Software Park, No.8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel:0086-10-58749000 Fax:0086-10-58749002 Attn: Tianwen Liu

United Innovation (China) Limited	International Software Plaza, Bldg 9 Zhongguancun Software Park, No.8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel:0086-10-58749000 Fax:0086-10-58749002 Attn: Yong Feng

Names of Individual Founders
Tianwen LIU	International Software Plaza, Bldg 9 Zhongguancun Software Park, No.8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel:0086-10-58749000 Fax:0086-10-58749002 Attn: Tianwen Liu

Yong FENG	International Software Plaza, Bldg 9 Zhongguancun Software Park, No.8, West Dongbeiwang Road, Haidian District, Beijing 100094, China Tel:0086-10-58749000 Fax:0086-10-58749002 Attn: Yong Feng

Schedule 2

Schedule of Series A Holders

Names of Series A Holders	Address for Notices
AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Ventures Cayman Company Limited	Rm.2003, Cyber Tower B No.2 Zhongguancun Nan Da Jie Haidian District, Beijing 100086, P.R.China Tel: 8610 8251 2081 Fax: 8610 8251 5186 Attn. Mr. Liu Tingru

Schedule 3

Schedule of Series B Holders

Name of Series B Holders	Address for Notices
FIDELITY ASIA VENTURES FUND L.P. FIDELITY ASIA PRINCIPALS FUND L.P.

c/o FIL Capital Management (Hong Kong) Limited

Suites 7013 - 7015, 70th Floor

Two International Finance Center

8 Finance Street, Central, Hong Kong SAR

Tel: +852.2629.2800 (main)

       +852.2629.2832 (direct)

Fax: +852.2509.0371

Attn: Ted Chua

Mitsui Ventures Global Fund

MVC Corporation Beijing Office

Rm 3303, China World Tower 1

China World Trade Center

No. 1 Jian Guo Men Wai Avenue

Beijing 100004 P.R. China

Tel: 86-10-6505-5308

Fax: 86-10-6505-3128

Atten: Kenjiro Watanabe, Principal

e-mail: k.watanabe@mvc.com.cn

Copy to:

MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1,

Otemachi, Chiyoda-ku, Tokyo 100-0004, JAPAN

Tel: 81-3-5229-2251

Fax: 81-3-3272-5315

Atten: Katsuhiko Oizumi, President & CEO

e-mail: oizumi@mitsuiventures.com

AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Pacific Ventures, L.P.	Rm.2003, Cyber Tower B No.2 Zhongguancun Nan Da Jie Haidian District, Beijing 100086, P.R.China Tel: 8610 8251 2081 Fax: 8610 8251 5186 Attn. Mr. Liu Tingru

Schedule 4

Schedule of Note Holders

Name of Note Holders	Address for Notices
CSOF Technology Investments Limited	8/F, Industrial Bank Building, 4013 Shennan Road, Shenzhen 518048, China Tel: 86-755-83026750/83024369(direct) Fax: 86-755-83026751 Attn: Feng Lu

SeaBright China Special Opportunities Fund II, LP	8/F, Industrial Bank Building, 4013 Shennan Road, Shenzhen 518048, China Tel: 86-755-83026750/83024369(direct) Fax: 86-755-83026751 Attn: Feng Lu

FIL Limited

c/o FIL Capital Management (Hong Kong) Limited

Suites 7013 - 7015, 70th Floor

Two International Finance Center

8 Finance Street, Central, Hong Kong SAR

Tel: +852.2629.2800 (main)

       +852.2629.2832 (direct)

Fax: +852.2509.0371

Attn: Ted Chua

AsiaVest Opportunities Fund IV	c/o Taipei office’s address: 11/F, 318 Ruei Guang Road, Nei Hu District Taipei 114, Taiwan Tel: +886.227972989*310 Fax: +886.227978289 Attn: Janet Tai

Infotech Pacific Ventures, L.P.	Rm. 203, Cyber Tower B No. 2 Zhongguangcun Nan Da Jie Haidian District, Beijing 100086 P.R. China Tel: +86.10.8251.2081 Fax: +86.10.8251.5186 Attn: Liu Tingru

Mitsui Ventures Global Fund

c/o MVC Corporation Beijing Office

       Rm. 3303, China World Tower 1

       China World Trade Center

       No. 1 Jianguomenwai Avenue

       Beijing 100004, P.R. China

Tel: +86.10.6505.5308

Fax: +86.10.6505.3128

Attn: Kenjiro Watanabe, Principal

e-mail: k.watanabe@mvc.com.cn

With copy to:

MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1

Copy to: MVC Corporation

KDDI Otemachi Bldg, 16F, 1-8-1,

Otemachi, Chiyoda-ku, Tokyo 100-0004, JAPAN

Tel: 81-3-5229-2251

Fax: 81-3-3272-5315

Attn: Katsuhiko Oizumi, President & CEO

e-mail: oizumi@mitsuiventures.com